Exhibit 99.1

ITEM 1. Business

General. Weingarten Realty Investors, a real estate investment trust organized under the Texas Real Estate Investment Trust Act, and its predecessor entity began the ownership and development of shopping centers and other commercial real estate in 1948. As of December 31, 2004, we owned or operated under long-term leases, either directly or through our interest in joint ventures or partnerships, interests in 343 developed income-producing real estate projects and five projects in various stages of development. We owned 288 shopping centers located in the Houston metropolitan area and in other parts of Texas as well as in Arizona, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Maine, Mississippi, Missouri, Nevada, New Mexico, North Carolina, Oklahoma, Tennessee and Utah. We also owned 60 industrial projects located in California, Florida, Georgia, Nevada, Tennessee, and Houston, Austin and Dallas, Texas. Our interest in these projects amounts to approximately 46.1 million square feet of building area and 187.2 million square feet of land area. We also owned interests in 12 parcels of unimproved land held for future development that totaled approximately 3.7 million square feet.

At December 31, 2004, we employed 330 full-time persons and our principal executive offices are located at 2600 Citadel Plaza Drive, Houston, Texas 77008, and our phone number is (713) 866-6000.

Investment and Operating Strategy. WRI's investment strategy is to increase cash flow and the value of its portfolio through intensive hands-on management of its existing portfolio of assets, selective remerchandising and renovation of properties and the acquisition and development of income-producing real estate assets where the returns on such investments exceed our blended long-term cost of capital. We will also pursue the disposition of selective noncore assets as circumstances warrant when we believe the sales proceeds can be effectively redeployed into assets with higher growth potential.

At December 31, 2004, neighborhood and community shopping centers generated 90.3% of total revenue and industrial properties accounted for 9.3%. We expect to continue to focus the future growth of the portfolio in neighborhood and community centers and bulk and office/service industrial properties in markets where we currently operate as well as other markets in the southern half of the United States. While we do not anticipate significant investment in other classes of real estate such as multi-family or office assets, we remain open to opportunistic uses of our undeveloped land.

WRI may either purchase or lease income-producing properties in the future, and may also participate with other entities in property ownership through partnerships, joint ventures or similar types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring such investments.

WRI may invest in mortgages; however, we currently have only invested in first mortgages to joint ventures or partnerships in which we own an equity interest. We may also invest in securities of other issuers for the purpose, among others, of exercising control over such entities, subject to the gross income and asset tests necessary for REIT qualification.

Our operating philosophy is based on intensive hands-on management and leasing of our properties. In acquiring and developing properties, we attempt to accumulate enough properties in a geographic area to allow for the establishment of a regional office, which enables us to obtain in-depth knowledge of the market from a leasing perspective and to have easy access to the property and our tenants from a management viewpoint.

Diversification from both a geographic and tenancy perspective is a critical component of our operating strategy. While over 45% of the building square footage of our properties is located in the state of Texas, we continue to expand our holdings outside the state. With respect to tenant diversification, our two largest merchants, Kroger and Safeway, accounted for 2.8% and 1.8%, respectively, of our total rental revenues as of December 31, 2004. No other tenant accounted for more than 1.6% of our total rental revenues.

We finance our growth and working capital needs in a conservative manner. With a credit rating of A from Standard & Poors and A3 from Moody's Investor Services, we have the highest unsecured credit rating of any public REIT. We intend to maintain a conservative approach to managing our balance sheet, which, in turn, gives us many options to raising debt or equity capital when needed. At December 31, 2004, our fixed charge coverage ratio was 2.6 to 1 and our debt to total market capitalization was 35%.

WRI's policies with respect to the investment and operating philosophies discussed above are reviewed by our Board of Trust Managers periodically and may be modified without a vote of our shareholders.

Location of Properties. Historically, WRI has emphasized investments in properties located primarily in the Houston area. Since 1987, we began actively acquiring properties outside Houston. Of our 348 properties that were owned or operated under long-term leases, either directly or through our interest in joint ventures or partnerships, as of December 31, 2004, 343 are developed income-producing properties and five are in various stages of development. Of the 343 income-producing properties, 85 are located in the Houston metropolitan area. An additional 95 income-producing properties are located in other parts of Texas. We also have 12 parcels of unimproved land, 9 of which are located in the Houston area and two of which are located in other parts of Texas. Because of our investments in the Houston area, as well as in other parts of Texas, the Houston and Texas economies affect, to a significant degree, the business and operations of WRI.

The national economy showed marked improvement in 2004 and many indicators show that the Houston and Texas economies outperformed the national averages. Many of our operating areas throughout the southern United States also performed as such. The Houston economy is diversified, with over 50% of the workforce employed in sectors that are marginally, if at all, affected by changing energy prices. In 2004 the unemployment rates for both Texas and Houston were below the national average and inflation was less pronounced in Houston and Texas, compared to the national average. Houston's economy is expected to maintain it's current upward momentum in 2005 as the national and global economies continue to improve. Any downturn in the Houston economy could adversely affect us; however, supermarkets and discount stores, which generally anchor our centers, provide basic necessity-type items, and tend to be less affected by economic changes.

Competition. WRI is among the five largest publicly held owners and operators of neighborhood and community shopping centers in the nation based on revenues, number of properties and total market capitalization. There are numerous other developers and real estate companies (both public and private), financial institutions and other investors engaged in the development, acquisition and operation of shopping centers and commercial property which compete with us in our trade areas. This results in competition for both acquisitions of existing income-producing properties and also for prime development sites. There is also competition for tenants to occupy the space that WRI and its competitors develop, acquire and manage.

We believe that the principal competitive factors in attracting tenants in our market areas are location, price, anchor tenants and maintenance of properties. We also believe that our competitive advantages include the favorable locations of our properties, our ability to provide a retailer with multiple locations with anchor tenants and the practice of continuous maintenance and renovation of our properties.

Materials Available on Our Website. Copies of WRI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as well as Reports on Forms 3, 4 and 5 regarding Officers, Trustees or 10% Beneficial Owners of the Company, filed or furnished pursuant to Section 13(a), 15(d) or 16(a) of the Securities Exchange Act of 1934 are available free of charge through our website (www.weingarten.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the Securities and Exchange Commission. We have also made available on our website copies of our Audit Committee Charter, Management Development and Compensation Committee Charter, Governance Committee Charter, Code of Conduct and Ethics and Governance Policies. In the event of any changes to these charters or the code or guidelines, changed copies will also be made available on our website.

Financial Information. Additional financial information concerning WRI is included in the Consolidated Financial Statements located on pages 33 through 55 herein.

ITEM 6. Selected Financial Data

The following table sets forth selected consolidated financial data with respect to WRI and should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and accompanying Notes in "Item 8. Financial Statements and Supplementary Data" and the financial schedules included elsewhere in this Form 10-K.

	(Amounts in thousands, except per share amounts)
	Year Ended December 31,
	2004	2003	2002	2001	2000
Revenues (primarily real estate rentals)	$495,658	$406,167	$350,432	$294,215	$229,886
Expenses:
Depreciation and amortization	114,357	90,767	74,887	63,383	49,912
Other	153,215	122,543	106,600	90,700	71,236
Total	267,572	213,310	181,487	154,083	121,148
Operating income	228,086	192,857	168,945	140,132	108,738
Interest expense	(115,506)	(88,871)	(65,863)	(54,473)	(43,190)
Loss on redemption of preferred shares	(3,566)	(2,739)
Equity in earnings of joint ventures, net	5,384	4,681	3,930	5,424	4,109
Income allocated to minority interests	(4,928)	(2,723)	(3,553)	(475)	(630)
Gain on sale of properties	1,535	714	188	8,339	382
Income from continuing operations	111,005	103,919	103,647	98,947	69,409
Income from discontinued operations (1)	30,376	12,361	28,220	9,595	9,592
Net income	$141,381	$116,280	$131,867	$108,542	$79,001

Net income available to common shareholders	$133,911	$97,880	$112,111	$88,839	$58,961
Cash flows from operations	$203,886	$162,316	$167,095	$148,705	$120,384
Per share data - basic: (2)
Income from continuing operations	$1.20	$1.09	$1.08	$1.10	$.82
Net income	$1.55	$1.24	$1.44	$1.23	$.98
Weighted average number of shares	86,171	78,800	77,866	72,155	60,245
Per share data - diluted: (2)
Income from continuing operations	$1.20	$1.09	$1.08	$1.10	$.82
Net income	$1.54	$1.24	$1.43	$1.23	$.98
Weighted average number of shares	89,511	81,574	80,041	72,553	60,595
Cash dividends per common share (2)	$1.66	$1.56	$1.48	$1.41	$1.33
Property (at cost)	$3,751,607	$3,200,091	$2,695,286	$2,352,393	$1,728,414
Total assets	$3,470,318	$2,923,094	$2,423,241	$2,095,747	$1,498,477
Debt	$2,105,948	$1,810,706	$1,330,369	$1,070,835	$792,353
Other data:
Funds from operations: (3)
Net income available to common shareholders	$133,911	$97,880	$112,111	$88,839	$58,961
Depreciation and amortization	111,809	88,853	76,855	67,803	55,344
Gain on sale of properties	(26,316)	(7,273)	(18,614)	(9,795)	(382)
Total	$219,404	$179,460	$170,352	$146,847	$113,923

(1)
SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" requires the operating results and gain (loss) on the sale of operating properties to be reported as discontinued operations.

(2)	All per share and weighted average share information has been restated to reflect the three-for-two share split in March 2004.

(3)
The National Association of Real Estate Investment Trusts defines funds from operations as net income (loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. We calculate FFO in a manner consistent with the NAREIT definition. We believe FFO is an appropriate supplemental measure of operating performance because it helps investors compare the operating performance of our company relative to other REITs. There can be no assurance that FFO presented by WRI is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and trends which might appear should not be taken as indicative of future operations. The results of operations and financial condition of the company, as reflected in the accompanying statements and related footnotes, are subject to management's evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors which could affect the ongoing viability of the company's tenants.

Executive Overview

WRI focuses on increasing Funds from Operations and dividend payments to our common shareholders through hands-on leasing and management of the existing portfolio of properties, through disciplined growth from selective acquisitions and new developments, and through the disposition of assets that no longer meet our ownership criteria. The company is also committed to maintaining a conservative balance sheet, a well-staggered debt maturity schedule and strong credit agency ratings.

At December 31, 2004, WRI owned or operated under long-term leases, either directly or through our interest in joint ventures or partnerships, a total of 343 developed income-producing properties and five properties that are in various stages of development. Our 348 properties are located in 20 states that span the southern half of the United States from coast to coast and include 288 shopping centers and 60 industrial properties. WRI has approximately 6,900 leases and 5,100 different tenants. Leases for our properties range from less than a year for smaller spaces to over 25 years for larger tenants. Leases generally include minimum lease payments (which often increase over the lease term), reimbursements of property operating expenses, including ad valorem taxes, and additional rent payments based on a percentage of the tenants' sales. The majority of our anchor tenants are supermarkets, value-oriented apparel/discount stores and other retailers or service providers who generally sell basic necessity-type goods and services. We believe stability of our anchor tenants, combined with convenient locations, attractive and well-maintained properties, high quality retailers and a strong tenant mix, should ensure the long-term success of our merchants and the viability of our portfolio.

In assessing the performance of the company's properties, management carefully tracks the occupancy of the company's portfolio. Occupancy for the total portfolio was 94.3% as of year-end 2004 compared to 93.3% as of year-end 2003, due to increases in both the shopping center and industrial portfolios. Another important indicator of performance is the spread in rental rates on a same-space basis as we complete new leases and renew existing leases. In 2004 WRI completed 1,337 new leases or renewals for the year totaling 5.6 million square feet, increasing rental rates an average of 6.2% on a same-space basis.

With respect to external growth through acquisitions and new developments, management closely monitors movements in returns in relation to WRI's blended weighted average cost of capital, the amount of product in its acquisition and new development pipelines and the geographic areas in which opportunities are present. The company purchased 22 shopping centers, two industrial properties and our partners' interest in four existing shopping centers during 2004, comprising 3.6 million square feet, and representing a total investment of $511.2 million. Our purchases include eleven properties in Texas (primarily in the Rio Grande Valley), five in Georgia, three in North Carolina, two each in California, Florida, New Mexico and Kentucky, and one in Missouri. Kentucky represents the 20th state in which WRI operates, and was a logical expansion given WRI's geographic footprint in the southern part of the United States from coast to coast.

With respect to new development, WRI completed 11 projects during 2004 totaling 851,000 square feet, representing an investment of $116.4 million. As with acquisitions, management closely monitors returns on new opportunities as well as performance against underwritten returns on projects under development. Projects completed in 2004 are 91.6% leased. WRI commenced three new developments in 2004 resulting in five shopping centers in various stages of development in Arizona, Colorado, North Carolina, and Utah. We anticipate that the majority of these centers should come on-line during 2005.

Continuing our strategy of selling assets that no longer meet our ownership criteria, we disposed of six properties during the year. These property sales represented a total of 683,000 square feet and provided proceeds of $49.9 million, generating a gain of $24.9 million.

WRI continues to maintain a strong, conservative capital structure, which provides ready access to a variety of attractive capital sources. The strength of WRI's balance sheet is evidenced by unsecured debt ratings of "A" by Standard and Poor's and "A3" by Moody's rating services, the highest combined ratings of any public REIT. We carefully balance obtaining low cost financing with minimizing exposure to interest rate movements, matching long-term liabilities with the long-term assets acquired or developed. In executing this strategy, we redeemed our Series C Cumulative Redeemable Preferred Shares in April 2004 and issued 3.6 million and 3.2 million of common shares of beneficial interest in March and August of 2004, respectively. In July 2004 we issued $72.5 million of depositary shares each representing one-hundredth of a Series E Cumulative Redeemable Preferred Share that pays a 6.95% annual dividend. We also issued $375 million of unsecured fixed-rate medium term notes during the year with a weighted average rate of 5.2%, net of the effect of related interest rate swaps, and a weighted average term of 9.3 years.

With respect to future trends, management expects continued improvement in the performance of the existing portfolio through strong occupancy and increases in rental rates as the economy trends upward. Any deterioration in the economy could alter these expectations. With respect to external growth, we have already closed two acquisitions totaling $54.2 million in 2005 and have over $175 million of properties in the pipeline. Each of these potential acquisitions is still subject to a stringent due diligence process and, therefore, there is no assurance that any or all will be purchased. Changes in interest rates and the capitalization rates inherent in the pricing of acquisitions could affect our external growth prospects in 2005.

Summary of Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Basis of Presentation
The consolidated financial statements include the accounts of WRI and its subsidiaries, as well as 100% of the accounts of joint ventures and partnerships over which WRI exercises financial and operating control and the related amounts of minority interests. All significant intercompany balances and transactions have been eliminated. Investments in joint ventures and partnerships where WRI has the ability to exercise significant influence, but does not exercise financial and operating control, are accounted for using the equity method. WRI has determined that it is not required to consolidate any entities under the variable interest guidelines set forth in FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities."

Revenue Recognition
Rental revenue is generally recognized on a straight-line basis over the life of the lease, which begins the earlier of the date the leasehold improvements are substantially complete or the contracted lease commencement date. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Revenue based on a percentage of tenants' sales is recognized only after the tenant exceeds their sales breakpoint.

Valuation of Receivables
An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon an analysis of balances outstanding, historical bad debt levels, tenant credit worthiness and current economic trends. Balances outstanding include base rents, tenant reimbursements and receivables attributable to the straight-lining of rental commitments. Additionally, estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy is considered in assessing the collectibility of the related receivables.

Property
Real estate assets are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property's estimated undiscounted future cash flows, including estimated proceeds from disposition. Depreciation is computed using the straight-line method, generally over estimated useful lives of 18-50 years for buildings and 10-20 years for parking lot surfacing and equipment. Major replacements where the betterment extends the useful life of the asset are capitalized and the replaced asset and corresponding accumulated depreciation are removed from the accounts. All other maintenance and repair items are charged to expense as incurred.

Upon acquisition of real estate, we assess the fair value of acquired assets (including land, buildings on an "as if vacant" basis, acquired out-of-market and in-place leases, and tenant relationships) and acquired liabilities, and allocate the purchase price based on these assessments. These fair value assessments are based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and specific market/economic conditions that may affect the property.

Property also includes costs incurred in the development of new operating properties. These costs include preacquisition costs directly identifiable with the specific project, development and construction costs, interest and real estate taxes. Indirect development costs, including salaries and benefits, travel and other related costs that are clearly attributable to the development of the property, are also capitalized. The capitalization of such costs ceases at the earlier of one year from the completion of major construction or when the property, or any completed portion, becomes available for occupancy.

Property includes costs for tenant improvements paid by WRI, including reimbursements to tenants for improvements that will remain the property of WRI after the lease expires.

WRI's properties are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect an impairment in the value of the asset.

Results of Operations
Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

Revenues
Total revenues increased by $89.5 million or 22.0% in 2004 ($495.7 million in 2004 versus $406.2 million in 2003). This increase resulted primarily from the increase in rental revenues of $87.9 million and other income of $1.6 million. Property acquisitions and new development activity contributed $77.3 million of the rental income increase with the remainder of $10.6 million due to the activity at our existing properties, as described below.

Occupancy (leased space) of the portfolio increased as compared to the prior year as follows:

	December 31,
	2004	2003

Shopping Centers	94.8%	93.5%
Industrial	92.6%	92.4%
Total	94.3%	93.3%

In 2004 we completed 1,337 renewals and new leases comprising 5.6 million square feet at an average rental rate increase of 6.2%.

Other income increased by $1.6 million or 18.6% in 2004 ($10.2 million in 2004 versus $8.6 million in 2003). This increase was due primarily to an increase in lease cancellation payments from various tenants.

Expenses
Total expenses increased by $54.3 million or 25.5% in 2004 ($267.6 million in 2004 versus $213.3 million in 2003).

The increases in 2004 for depreciation and amortization expense ($23.6 million), operating expenses ($14.2 million) and ad valorem taxes ($10.7 million) were primarily a result of the properties acquired and developed during the year. Overall, direct operating costs and expenses (operating and ad valorem tax expense) of operating our properties as a percentage of rental revenues increased to 28% in 2004 from 27% in 2003.

General and administrative expenses increased by $2.3 million or 16.7% in 2004 ($16.1 million in 2004 versus $13.8 million in 2003). This increase resulted primarily from normal compensation increases as well as increases in staffing necessitated by the growth in the portfolio. General and administrative expense as a percentage of rental revenues was 3% in both 2004 and 2003.

Impairment loss of $3.6 million relates to a parcel of land held for development in Houston, Texas, which was sold in December 2004, and one retail property in Houston and one retail property in Port Arthur, Texas. The estimated holding period and the estimated future cash flows to be generated from these assets were revised which resulted in the impairment losses.

Other
Interest expense increased by $26.6 million or 29.9% in 2004 ($115.5 million in 2004 versus $88.9 million in 2003). The components of interest expense were as follows (in thousands):

	Year Ended December 31,
	2004	2003

Gross interest expense	$123,479	$92,839
Interest on preferred shares subject to mandatory redemption	2,007	3,368
Over-market mortgage adjustment of acquired properties	(4,988)	(975)
Capitalized interest	(4,992)	(6,361)

Total	$115,506	$88,871

Gross interest expense increased $30.7 million ($123.5 million in 2004 versus $92.8 million in 2003) due to an increase in the average debt outstanding from $1.5 billion in 2003 to $2.0 billion in 2004. This was offset by a decrease in the weighted average interest rate between the two periods from 6.2% in 2003 to 6.1% in 2004. Interest on preferred shares subject to mandatory redemption decreased $1.4 million due to the redemption of the Series B Cumulative Redeemable Preferred Shares in December 2003. Increase in the over-market mortgage adjustment of $4.0 million resulted from our 2004 property acquisitions. Capitalized interest decreased $1.4 million due to completion of new development projects in 2004.

Loss on redemption of preferred shares of $3.6 million in 2004 represents the unamortized original issuance costs related to the Series C Cumulative Preferred Shares redeemed in April 2004. In 2003 the $2.7 million loss on redemption of preferred shares was the unamortized original issuance costs related to the Series B Cumulative Preferred Shares redeemed in December 2003.

WRI's share of earnings in joint ventures where we do not exercise financial and operating control is reported as equity in earnings of joint ventures. These earnings of joint ventures increased by $.7 million or 14.9% in 2004 ($5.4 million in 2004 versus $4.7 million in 2003). This increase is due primarily to the acquisition of five retail properties, each through a 50%-owned unconsolidated joint venture.

Income allocated to minority interests increased by $2.2 million or 81.5% in 2004 ($4.9 million in 2004 versus $2.7 million in 2003). This increase resulted primarily from our interest in four retail properties whose net income increased from the completion of new development activities in the latter part of 2003. Also contributing to the increase was the acquisition of five retail properties through limited partnerships utilizing a DownREIT structure. These limited partnerships are consolidated in our consolidated financial statements because we exercise financial and operating control.

Income from discontinued operations increased $18.0 million in 2004 ($30.4 million in 2004 versus $12.4 million in 2003). Included in this caption for 2004 are the operating results and gain from disposition of five properties and one free-standing building totaling 683,000 square feet that provided sales proceeds of $49.9 million and generated gains of $24.9 million. Included in this caption for 2003 are the operating results of properties disposed in 2004 and the disposition of five properties and two free-standing buildings totaling 371,000 square feet in 2003. The 2003 dispositions provided sales proceeds of $17.2 million and generated gains of $6.0 million. Also, the operating results for both 2004 and 2003 include the disposition of nine properties during the first six months of 2005 and a property that had been classified as held for sale at June 30, 2005.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

Revenues
Total revenues increased by $55.8 million or 15.9% in 2003 ($406.2 million in 2003 versus $350.4 million in 2002). This increase resulted primarily from the increase in rental revenues of $53.3 million and other income of $2.5 million. Property acquisitions and new development activity contributed $45.7 million of the rental income increase with the remainder of $7.6 million due to the activity at our existing properties, as described below.

Occupancy (leased space) of the portfolio increased as compared to the prior year as follows:

	December 31,
	2003	2002

Shopping Centers	93.5%	92.5%
Industrial	92.4%	88.7%
Total	93.3%	91.7%

In 2003 we completed 1,215 renewals and new leases comprising 6.7 million square feet at an average rental rate increase of 9.2%.

Other income increased by $2.5 million or 41.0% in 2003 ($8.6 million in 2003 versus $6.1 million in 2002). This increase was due primarily to an increase in lease cancellation payments from various tenants.

Expenses
Total expenses increased by $31.8 million or 17.5% in 2003 ($213.3 million in 2003 versus $181.5 million in 2002).

The increases in 2003 for depreciation and amortization expense ($15.9 million), operating expenses ($9.7 million) and ad valorem taxes ($3.6 million) were primarily a result of the properties acquired and developed during the year. Overall, direct operating costs and expenses (operating and ad valorem tax expense) of operating our properties as a percentage of rental revenues declined from 28% in 2002 to 27% in 2003.

General and administrative expenses increased by $2.7 million or 24.3% in 2003 ($13.8 million in 2003 versus $11.1 million in 2002). This increase resulted primarily from normal compensation increases as well as increases in staffing necessitated by the growth in the portfolio. General and administrative expense as a percentage of rental revenues was 3% in 2003 and 2002, respectively.

Other
Interest expense increased by $23.0 million or 34.9% in 2003 ($88.9 million in 2003 versus $65.9 million in 2002). The components of interest expense were as follows (in thousands):

	Year Ended December 31,
	2003	2002

Gross interest expense	$92,839	$75,505
Interest on preferred shares subject to mandatory redemption	3,368
Over-market mortgage adjustment of acquired properties	(975)
Capitalized interest	(6,361)	(9,642)

Total	$88,871	$65,863

Gross interest expense increased $17.3 million ($92.8 million in 2003 versus $75.5 million in 2002) due to an increase in the average debt outstanding from $1.2 billion in 2002 to $1.5 billion in 2003. This was offset by a decrease in the weighted average interest rate between the two periods from 6.3% in 2002 to 6.2% in 2003. Interest on preferred shares subject to mandatory redemption increased $3.4 million and represented the dividends on the Series B and C Cumulative Redeemable Preferred Shares. The interest benefit of $1.0 million was the over-market mortgage adjustment from our 2003 acquisitions. Capitalized interest decreased $3.3 million due to completion of new development projects in 2003.

Loss on redemption of preferred shares of $2.7 million represents the unamortized original issuance costs related to the Series B Cumulative Redeemable Preferred Shares redeemed in December 2003.

Equity in earnings of joint ventures increased by $.8 million or 20.5% in 2003 ($4.7 million in 2003 versus $3.9 million in 2002). This increase was due primarily to the gain on the sale of a shopping center in Lake Charles, Louisiana in a 50%-owned unconsolidated joint venture.

Income allocated to minority interests decreased by $.9 million or 25.0% in 2003 ($2.7 million in 2003 versus $3.6 million in 2002). This decrease resulted primarily from a $1.1 million gain on the sale of a shopping center in a consolidated partnership in 2002 that did not recur in 2003. Offsetting this decrease was higher minority interest expense from the acquisition of an industrial park in Atlanta in March 2003 and seven shopping centers in Raleigh in April 2002, both of which utilized a DownREIT structure. These limited partnerships are included in our consolidated financial statements because we exercise financial and operating control.

Income from discontinued operations decreased $15.8 million in 2003 ($12.4 million in 2003 versus $28.2 million in 2002). Included in this caption for 2003 are the operating results of properties disposed in 2004 and the disposition of five properties and two free-standing buildings totaling 371,000 square feet in 2003. These 2003 dispositions provided sales proceeds of $17.2 million and generated gains of $6.0 million. Included in this caption for 2002 are the operating results of properties disposed in 2004 and 2003 plus the disposition of seven properties totaling 681,000 square feet in 2002. The 2002 dispositions provided sales proceeds of $44.8 million and generated gains of $19.5 million. Also, the operating results for both 2003 and 2002 include the disposition of nine properties during the first six months of 2005 and a property that had been classified as held for sale at June 30, 2005.

Funds from Operations

The National Association of Real Estate Investment Trusts defines funds from operations as net income (loss) available to common shareholders computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for WRI's share of unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. We calculate FFO in a manner consistent with the NAREIT definition. We believe FFO is an appropriate supplemental measure of operating performance because it helps investors compare the operating performance of our company relative to other REITs. There can be no assurance that FFO presented by WRI is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Funds from operations is calculated as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002

Net income available to common shareholders	$133,911	$97,880	$112,111
Depreciation and amortization	108,678	86,913	74,870
Depreciation and amortization of unconsolidated joint ventures	3,131	1,940	1,985
Gain on sale of properties	(26,403)	(6,765)	(18,614)
(Gain) loss on sale of properties of unconsolidated joint ventures	87	(508)
Funds from operations	219,404	179,460	170,352
Funds from operations attributable to operating partnership units	6,331	4,554	3,644
Funds from operations assuming conversion of OP units	$225,735	$184,014	$173,996

Weighted average shares outstanding - basic	86,171	78,800	77,866
Effect of dilutive securities:
Share options and awards	827	690	492
Operating partnership units	2,513	2,084	1,683
Weighted average shares outstanding - diluted	89,511	81,574	80,041

Effects of Inflation

The rate of inflation was relatively unchanged in 2004. WRI has structured its leases, however, in such a way as to remain largely unaffected should significant inflation occur. Most of the leases contain percentage rent provisions whereby WRI receives increased rentals based on the tenants' gross sales. Many leases provide for increasing minimum rentals during the terms of the leases through escalation provisions. In addition, many of WRI's leases are for terms of less than ten years, which allows WRI to adjust rental rates to changing market conditions when the leases expire. Most of WRI's leases also require the tenants to pay their proportionate share of operating expenses and ad valorem taxes. As a result of these lease provisions, increases due to inflation, as well as ad valorem tax rate increases, generally do not have a significant adverse effect upon WRI's operating results as they are absorbed by the tenants.

Capital Resources and Liquidity

WRI’s primary liquidity needs are payment of its common and preferred dividends, maintaining and operating our existing properties, payment of our debt service costs, and funding planned growth through acquisitions and new development. We anticipate that cash flows from operating activities will continue to provide adequate capital for all common and preferred dividend payments and debt service costs, as well as the capital necessary to maintain and operate our existing properties. Our primary source of capital for funding acquisitions and new development is our $400 million revolving credit facility coupled with cash generated from dispositions of properties that no longer meet our investment criteria and cash flow generated by our operating properties. Amounts outstanding under the revolving credit agreement are retired as needed with proceeds from the issuance of long-term unsecured debt and common and preferred equity. As of December 31, 2004 the balance outstanding on our $400 million revolving credit facility was $56.0 million.

Our capital structure also includes nonrecourse secured debt that we assume in conjunction with some of our acquisitions. We also have nonrecourse debt secured by newly developed properties held in several of our joint ventures. We hedge the future cash flows of certain debt transactions, as well as changes in the fair value of our debt instruments, principally through interest rate swaps with major financial institutions. We generally have the right to sell or otherwise dispose of our assets except in certain cases where we are required to obtain a third party consent, such as assets held in entities in which we have less than 100% ownership.

Investing Activities - Acquisitions
During 2004 we invested $511.2 million in the acquisition of operating properties. Of this total, $481.9 million was invested in 21 shopping centers (which includes the purchase of our partners' interest in four of our existing centers), $4.0 million was invested in two industrial projects, and an additional $25.3 million was invested in five retail properties, each through a 50%-owned unconsolidated joint venture. Nonrecourse secured debt totaling $141 million, of which $42 million was held by joint ventures or partnerships in which we participate, was assumed in conjunction with these purchases. The cash requirements for all acquisitions in 2004 were initially financed under WRI's revolving credit facilities.

Investing Activities - New Development and Capital Expenditures
With respect to new development, WRI completed 11 projects during 2004 totaling 2.3 million square feet, representing an investment of $116.4 million. As of December 31, 2004, WRI had five retail developments underway in which we invested $12.0 million during 2004 and expect to invest approximately $16 million in 2005. These projects should come on-line during 2005. All new development in 2004 was initially financed under WRI's revolving credit facilities.

Capital expenditures for additions to the existing portfolio, acquisitions, and new development totaled $584.7 million in 2004 and $507.7 million in 2003. WRI's share of capital expenditures for unconsolidated joint ventures or partnerships, including the purchase and development of properties by newly formed joint ventures or partnerships was $18.6 million in 2004 and $20.9 million in 2003.

Financing Activities - Debt
Total debt outstanding increased to $2.1 billion at December 31, 2004 from $1.8 billion at December 31, 2003, due primarily to funding of acquisitions and new development. Total debt at December 31, 2004 includes $1.9 billion on which interest rates are fixed and $218.6 million which bears interest at variable rates, including the effect of $132.5 million of interest rate swaps. Additionally, debt totaling $741.4 million was secured by operating properties while the remaining $1.4 billion was unsecured.

WRI has a $400 million unsecured revolving credit facility with a syndicate of banks that bears an interest rate of LIBOR plus 50 basis points. The facility allows WRI to hold auctions at lower pricing for up to $200 million. The facility expires in November 2006, but allows a one-year extension at our option. The facility can be increased to $600 million at our option prior to November 2005. As of December 31, 2004, WRI is in full compliance with the Amended and Restated Credit Agreement currently in place. WRI also has an unsecured and uncommitted overnight credit facility totaling $20 million to be used for cash management purposes.

During the year ended December 31, 2004, WRI issued a total of $375 million of unsecured fixed-rate medium term notes with a weighted average interest rate of 5.2%, net of the effect of related interest rate swaps, and a weighted average term of 9.3 years. Proceeds received from the medium term note issuances were used to pay down amounts outstanding under our revolving credit facilities.

During 2004 we settled various interest rate swaps entered into in 2003 to hedge interest payments on future debt. In 2004 we also entered into interest rate swaps to convert $50 million of our fixed rate debt to variable interest rates. The effect of the interest rate swap activity in 2004 and 2003 was to decrease interest expense and increase net income by $3.5 million and $2.3 million, respectively, and to decrease the average rate on our debt by .2% in both years. In 2002 interest rate swap activity increased interest expense and decreased net income by $.8 million and increased the average rate on our debt by .1%.

At December 31, 2004, we had ten interest rate swap contracts with an aggregate notional amount of $132.5 million that convert fixed rate interest payments at rates ranging from 4.2% to 7.4% to variable interest payments. WRI could be exposed to credit losses in the event of nonperformance by the counter-party; however, management believes the likelihood of such nonperformance to be remote.

In conjunction with acquisitions completed during 2004, we assumed $141 million of nonrecourse debt secured by the related properties. As of December 31, 2004, the balance of this secured debt related to wholly owned properties was $98.4 million which had a weighted average interest rate of 6.9% and a weighted average remaining life of 8.9 years. As of December 31, 2004, the balance of this secured debt related to joint venture or partnership properties in which we participate was $41.2 million which had a weighted average interest rate of 7.0% and a weighted average remaining life of 7.0 years.

Financing Activities - Equity
Common and preferred dividends increased to $152.4 million in 2004, compared to $139.3 million in 2003 and $135.2 million in 2002. WRI satisfied its REIT requirement of distributing at least 90% of ordinary taxable income for each of the three years ending December 31, 2004. Our dividend payout ratio on common equity for 2004, 2003 and 2002 approximated 66.1%, 68.8% and 67.7%, respectively, based on funds from operations for the applicable year. We do not have a common share buyback program.

In September 2004 the SEC declared effective two additional shelf registration statements totaling $1.55 billion, all of which was available as of March 7, 2005. In addition, we have $160.4 million available as of March 7, 2005 under our $1 billion shelf registration statement, which became effective in April 2003. We will continue to closely monitor both the debt and equity markets and carefully consider our available financing alternatives, including both public and private placements.

In February 2004 a three-for-two share split, effected in the form of a 50% share dividend, was declared for shareholders of record on March 16, 2004, payable March 30, 2004. We issued 28.5 million common shares of beneficial interest as a result of the share split. All references to the number of shares and per share amounts have been restated to reflect the share split, and an amount equal to the par value of the number of common shares issued have been reclassified to Common Shares of Beneficial Interest from Accumulated Dividends in Excess of Net Income.

In March 2004 we issued an additional 3.6 million common shares of beneficial interest. Net proceeds to us totaled $118.0 million. The proceeds from this offering were used primarily to redeem our 7.0% Series C Cumulative Redeemable Preferred Shares on April 1, 2004. The unamortized original issuance costs of $3.6 million for these shares were reported as a loss in arriving at Operating Income.

In August 2004 we issued an additional 3.2 million common shares of beneficial interest. Net proceeds to us totaled $101.9 million. The proceeds from this offering were used to pay down amounts outstanding under our $400 million revolving credit facility.

In July 2004 we issued $72.5 million of depositary shares. Each depositary share represents one-hundredth of a Series E Cumulative Redeemable Preferred Share. The depositary shares are redeemable, in whole or in part, for cash on or after July 8, 2009 at our option, at a redemption price of $25 per depositary share, plus any accrued and unpaid dividends thereon. The depositary shares are not convertible or exchangeable for any of our other property or securities. The Series E preferred shares pay a 6.95% annual dividend and have a liquidation value of $2,500 per share. Net proceeds of $70.2 million were utilized to pay down amounts outstanding under our $400 million revolving credit facility.

In April 2003 we issued $75 million of depositary shares. Each depositary share represents one-thirtieth of a 6.75% Series D Cumulative Redeemable Preferred Share at a redemption price of $25 per depositary share, plus any accrued and unpaid dividends thereon. The depositary shares are not convertible or exchangeable for any other property or securities of WRI. Net proceeds of $73.0 million were used to redeem the 7.44% Series A Cumulative Redeemable Preferred Shares.

In October 2003 we issued 1.8 million common shares of beneficial interest. Net proceeds to us totaled $50.9 million. In November 2003 we issued an additional 1.5 million common shares of beneficial interest. Net proceeds to us totaled $44.5 million. The proceeds from the above offerings were used primarily to redeem our 7.125% Series B preferred shares in December 2003.

Contractual Obligations

The following table summarizes our principal contractual obligations as of December 31, 2004 (in thousands):

	2005	2006	2007	2008	2009	Thereafter	Total

Unsecured Debt: (1)
Medium Term Notes	$52,500	$37,000	$79,000	$36,000	$32,000	$868,220	$1,104,720
7% 2011 Bonds						200,000	200,000
Revolving Credit Facilities	5,700	56,000					61,700

Secured Debt	32,117	23,669	22,112	167,499	69,079	426,968	741,444

Ground Lease Payments	1,509	1,429	1,170	1,075	1,046	27,174	33,403

Obligations to Acquire/Develop Projects	62,657						62,657

Total Contractual Obligations	$154,483	$118,098	$102,282	$204,574	$102,125	$1,522,362	$2,203,924
_________________
(1)
Total unsecured debt obligations as shown above are $1.9 million more than total unsecured debt as reported due to the unamortized discount on medium term notes and the fair value of interest rate swaps.

As of year-end 2004 and 2003, we believe we did not have any off-balance sheet arrangements.

Newly Adopted Accounting Pronouncements

In December 2003 FASB issued Interpretation No. 46R to replace Interpretation No. 46, "Consolidation of Variable Interest Entities." FIN 46R requires a variable interest entity to be consolidated by a company if that company absorbs a majority of the variable interest entity's expected losses, receives a majority of the entity's expected residual returns, or both. It further requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. We have applied FIN 46R to our joint ventures and concluded that it did not require consolidation of additional entities.

In December 2004 the FASB issued SFAS No. 123R, “Share-Based Payment,” which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. This accounting standard focuses primarily on equity transactions with employees and will be effective in our reporting for the quarter ending September 30, 2005. Currently we record compensation expense over the vesting period on awards granted since January 1, 2003. Awards granted prior to January 1, 2003 are not recorded as compensation expense but their impact on net income is disclosed. Under SFAS No. 123R, we will record compensation expense on those awards granted prior to January 1, 2003 as they vest. We believe that the adoption of SFAS No. 123R will not have a material effect on our financial position, results of operations or cash flows.

Forward-Looking Statements

This Annual Report includes certain forward-looking statements reflecting WRI's expectations in the near term that involve a number of risks and uncertainties; however, many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, and changes in local and general economic conditions. Accordingly, there is no assurance that WRI's expectations will be realized.

ITEM 7A. Quantitative and Qualitative Disclosure About Market Risk

We use fixed and floating-rate debt to finance our capital requirements. These transactions expose us to market risk related to changes in interest rates. Derivative financial instruments are used to manage a portion of this risk, primarily interest rate swap agreements with major financial institutions. These swap agreements expose us to credit risk in the event of non-performance by the counter-parties to the swaps. We do not engage in the trading of derivative financial instruments in the normal course of business. At December 31, 2004, we had fixed-rate debt of $1.9 billion and variable-rate debt of $218.6 million, after adjusting for the net effect of $132.5 million notional amount of interest rate swaps. In the event interest rates were to increase 100 basis points, net income and future cash flows would decrease $2.2 million based upon the variable-rate debt and notes receivable outstanding at December 31, 2004.

ITEM 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trust Managers and Shareholders of Weingarten Realty Investors

We have audited the accompanying consolidated balance sheets of Weingarten Realty Investors and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related statements of consolidated income and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Weingarten Realty Investors and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP
Houston, Texas
March 11, 2005, except for Notes 1, 9, 19 and 20,
as to which the date is August 30, 2005

STATEMENTS OF CONSOLIDATED INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002

Revenues:
Rentals	$485,472	$397,592	$344,311
Other	10,186	8,575	6,121

Total	495,658	406,167	350,432

Expenses:
Depreciation and amortization	114,357	90,767	74,887
Operating	77,193	63,031	53,348
Ad valorem taxes	56,350	45,692	42,104
General and administrative	16,122	13,820	11,148
Impairment loss	3,550

Total	267,572	213,310	181,487

Operating Income	228,086	192,857	168,945
Interest Expense	(115,506)	(88,871)	(65,863)
Loss on Redemption of Preferred Shares	(3,566)	(2,739)
Equity in Earnings of Joint Ventures, net	5,384	4,681	3,930
Income Allocated to Minority Interests	(4,928)	(2,723)	(3,553)
Gain on Sale of Properties	1,535	714	188
Income from Continuing Operations	111,005	103,919	103,647
Operating Income from Discontinued Operations	5,493	6,322	8,748
Gain on Sale of Properties from Discontinued Operations	24,883	6,039	19,472
Income from Discontinued Operations	30,376	12,361	28,220
Net Income	$141,381	$116,280	$131,867
Preferred Share Dividends	(7,470)	(15,912)	(19,756)
Redemption Costs of Series A Preferred Shares		(2,488)
Net Income Available to Common Shareholders	$133,911	$97,880	$112,111
Net Income Per Common Share - Basic:
Income from Continuing Operations	$1.20	$1.09	$1.08
Income from Discontinued Operations	.35	.15	.36
Net Income	$1.55	$1.24	$1.44
Net Income Per Common Share - Diluted:
Income from Continuing Operations	$1.20	$1.09	$1.08
Income from Discontinued Operations	.34	.15	.35
Net Income	$1.54	$1.24	$1.43

Net Income	$141,381	$116,280	$131,867
Other Comprehensive Income (Loss):
Unrealized gain (loss) on derivatives	(4,038)	1,451	2,065
Amortization of (gain) loss on derivatives	236	(159)	(159)
Minimum pension liability adjustment	(590)	959	(1,572)
Other Comprehensive Income (Loss)	(4,392)	2,251	334
Comprehensive Income	$136,989	$118,531	$132,201

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,
	2004	2003
ASSETS

Property	$3,751,607	$3,200,091
Accumulated Depreciation	(609,772)	(527,375)
Property - net	3,141,835	2,672,716
Investment in Real Estate Joint Ventures	48,382	35,085
Total	3,190,217	2,707,801
Notes Receivable from Real Estate Joint Ventures and Partnerships	16,593	36,825
Unamortized Debt and Lease Costs	91,155	73,945
Accrued Rent and Accounts Receivable (net of allowance for doubtful accounts of $4,205 in 2004 and $4,066 in 2003)	57,964	40,325
Cash and Cash Equivalents	45,415	20,255
Restricted Deposits and Mortgage Escrows	10,623	9,217
Other	58,351	34,726

Total	$3,470,318	$2,923,094

LIABILITIES AND SHAREHOLDERS' EQUITY

Debt	$2,105,948	$1,810,706
Preferred Shares Subject to Mandatory Redemption, net		109,364
Accounts Payable and Accrued Expenses	99,680	78,986
Other	94,800	52,671
Total	2,300,428	2,051,727
Minority Interest	73,930	49,804

Commitments and Contingencies

Shareholders' Equity:
Preferred Shares of Beneficial Interest - par value, $.03 per share; shares authorized: 10,000
6.75% Series D cumulative redeemable preferred shares of beneficial interest; 100 shares issued and outstanding; liquidation preference $75,000	3	3
6.95% Series E cumulative redeemable preferred shares of beneficial interest; 29 shares issued and outstanding in 2004; liquidation preference $72,500	1
Common Shares of Beneficial Interest - par value, $.03 per share; shares authorized: 150,000; shares issued and outstanding: 89,066 in 2004 and 81,889 in 2003	2,672	2,488
Additional Paid In Capital	1,283,270	993,657
Accumulated Dividends in Excess of Net Income	(185,243)	(174,234)
Accumulated Other Comprehensive Loss	(4,743)	(351)
Shareholders' Equity	1,095,960	821,563

Total	$3,470,318	$2,923,094

See Notes to Consolidated Financial Statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended December 31,
	2004	2003	2002

Cash Flows from Operating Activities:
Net income	$141,381	$116,280	$131,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,053	94,455	79,344
Loss on redemption of preferred shares	3,566	2,739
Impairment loss	3,550
Equity in earnings of joint ventures, net	(5,572)	(4,743)	(4,043)
Income allocated to minority interests	4,928	2,723	3,553
Gain on sale of properties	(26,418)	(6,753)	(19,660)
Distributions of income from unconsolidated entities	1,204	1,543	553
Changes in accrued rent and accounts receivable	(17,926)	(5,596)	(9,016)
Changes in other assets	(36,122)	(33,484)	(17,809)
Changes in accounts payable and accrued expenses	17,342	(4,358)	1,856
Other, net	900	(490)	450
Net cash provided by operating activities	203,886	162,316	167,095

Cash Flows from Investing Activities:
Investment in properties	(403,987)	(339,287)	(214,128)
Changes in restricted deposits and mortgage escrows	488	8,506	(5,739)
Notes receivable:
Advances	(24,920)	(22,577)	(9,663)
Collections	43,224	509	2,285
Proceeds from sale of properties, net	52,475	21,713	45,763
Real estate joint ventures and partnerships:
Investments	(24,906)	(3,888)	(5,355)
Distributions	7,972	3,521	4,676
Net cash used in investing activities	(349,654)	(331,503)	(182,161)

Cash Flows from Financing Activities:
Proceeds from issuance of:
Debt	443,770	467,625	275,997
Common shares of beneficial interest, net	221,578	100,250	13,850
Preferred shares of beneficial interest, net	70,000	72,758
Redemption of preferred shares	(112,940)	(162,995)
Principal payments of debt	(300,144)	(170,408)	(132,189)
Common and preferred dividends paid	(152,390)	(139,317)	(135,160)
Other, net	1,054	710	953
Net cash provided by financing activities	170,928	168,623	23,451

Net increase (decrease) in cash and cash equivalents	25,160	(564)	8,385
Cash and cash equivalents at January 1	20,255	20,819	12,434

Cash and cash equivalents at December 31	$45,415	$20,255	$20,819

See Notes to Consolidated Financial Statements.

STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
(In thousands)

Year Ended December 31, 2004, 2003 and 2002

	Preferred	Common		Accumulated	Accumulated
	Shares of	Shares of	Additional	Dividends in	Other
	Beneficial	Beneficial	Paid In	Excess of	Comprehensive
	Interest	Interest	Capital	Net Income	Loss

Balance, January 1, 2002	$263	$2,404	$1,066,757	$(145,416)	$(2,936)
Net income				131,867
Issuance of common shares		6	9,482
Shares issued under benefit plans		5	5,807
Dividends declared - common shares				(115,404)
Dividends declared - preferred shares				(19,756)
Other comprehensive income					334
Balance, December 31, 2002	263	2,415	1,082,046	(148,709)	(2,602)
Net income				116,280
Issuance of common shares		65	95,201
Shares issued under benefit plans		5	4,708
Shares issued in exchange for interests in limited partnerships		3	5,410
Dividends declared - common shares				(123,405)
Dividends declared - preferred shares				(15,912)
Redemption of Series A preferred shares	(90)		(72,422)	(2,488)
Issuance of Series D preferred shares	3		72,755
Effect of adoption of SFAS No. 150	(173)		(194,041)
Other comprehensive income					2,251
Balance, December 31, 2003	3	2,488	993,657	(174,234)	(351)
Net income				141,381
Issuance of Series E preferred shares	1		69,999
Issuance of common shares		168	219,256
Shares issued in exchange for interests in limited partnerships		1	852
Valuation adjustment on shares issued in exchange for interests in limited partnerships			(2,934)
Shares issued under benefit plans		15	2,440
Dividends declared - common shares				(144,920)
Dividends declared - preferred shares				(7,470)
Other comprehensive loss					(4,392)
Balance, December 31, 2004	$4	$2,672	$1,283,270	$(185,243)	$(4,743)

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Business
Weingarten Realty Investors, a Texas real estate investment trust, is engaged in the management, acquisition and development of real estate, primarily anchored neighborhood and community shopping centers and, to a lesser extent, industrial properties. Over 45% of the building square footage of WRI's portfolio is in Texas, with the remainder located primarily in the southern half of the United States. WRI's major tenants include supermarkets, discount retailers, drugstores and other merchants who generally sell basic, necessity-type goods and services. WRI currently operates, and intends to operate in the future, as a real estate investment trust.

Basis of Presentation
The consolidated financial statements include the accounts of WRI and its subsidiaries, as well as 100% of the accounts of joint ventures and partnerships over which WRI exercises financial and operating control and the related amounts of minority interests. All significant intercompany balances and transactions have been eliminated. Investments in joint ventures and partnerships where WRI has the ability to exercise significant influence, but does not exercise financial and operating control, are accounted for using the equity method. WRI has determined that it is not required to consolidate any entities under the variable interest guidelines set forth in FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities."

Revenue Recognition
Rental revenue is generally recognized on a straight-line basis over the life of the lease, which begins the earlier of the date the leasehold improvements are substantially complete or the contracted lease commencement date. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Revenue based on a percentage of tenants' sales is recognized only after the tenant exceeds their sales breakpoint.

Accrued Rent and Accounts Receivable
An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon an analysis of balances outstanding, historical bad debt levels, customer credit worthiness and current economic trends. Balances outstanding include base rents, tenant reimbursements and receivables attributable to the straight-lining of rental commitments. Additionally, estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy is considered in assessing the collectibility of the related receivables.

Property
Real estate assets are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property's estimated undiscounted future cash flows, including estimated proceeds from disposition. Depreciation is computed using the straight-line method, generally over estimated useful lives of 18-50 years for buildings and 10-20 years for parking lot surfacing and equipment. Major replacements where the betterment extends the useful life of the asset are capitalized and the replaced asset and corresponding accumulated depreciation are removed from the accounts. All other maintenance and repair items are charged to expense as incurred.

Acquisitions of properties are accounted for utilizing the purchase method (as set forth in SFAS No. 141 and SFAS No. 142) and, accordingly, the results of operations are included in our results of operations from the respective dates of acquisition. We have used estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, buildings on an "as if vacant" basis, and other identifiable intangibles. Other identifiable intangible assets and liabilities include the effect of out-of-market leases, the value of having leases in place, out-of-market assumed mortgages and tenant relationships.

Property also includes costs incurred in the development of new operating properties. These costs include preacquisition costs directly identifiable with the specific project, development and construction costs, interest and real estate taxes. Indirect development costs, including salaries and benefits, travel and other related costs that are clearly attributable to the development of the property, are also capitalized. The capitalization of such costs ceases at the earlier of one year from the completion of major construction or when the property, or any completed portion, becomes available for occupancy.

Property includes costs for tenant improvements paid by WRI, including reimbursements to tenants for improvements that will remain the property of WRI after the lease expires.

WRI's properties are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect an impairment in the value of the asset.

Interest Capitalization
Interest is capitalized on land under development and buildings under construction based on rates applicable to borrowings outstanding during the period and the weighted average balance of qualified assets under construction during the period.

Deferred Charges
Debt and lease costs are amortized primarily on a straight-line basis, which approximates the effective interest method, over the terms of the debt and over the lives of leases, respectively. Lease costs represent the initial direct costs incurred in origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third party costs as well as salaries and benefits, travel and other related internal costs incurred in completing the leases. Costs related to supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are charged to expense as incurred.

Stock-Based Compensation
On January 1, 2003, we adopted SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123," and began recognizing stock-based employee compensation as new shares were awarded. The following table illustrates the effect on net income available to common shareholders and net income per common share if the fair value-based method had been applied to all outstanding and unvested awards in each period (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2003	2002

Net income available to common shareholders	$133,911	$97,880	$112,111
Stock-based employee compensation included in net income available to common shareholders	193	7
Stock-based employee compensation determined under the fair value-based method for all awards	(567)	(410)	(344)

Pro forma net income available to common shareholders	$133,537	$97,477	$111,767

Net income per common share:
Basic - as reported	$1.55	$1.24	$1.44

Basic - pro forma	$1.55	$1.24	$1.44

Net income per common share:
Diluted - as reported	$1.54	$1.24	$1.43

Diluted - pro forma	$1.53	$1.23	$1.43

The weighted average fair value per share of options granted using the Black-Scholes option pricing method and weighted average assumptions are as follows:

	Year Ended December 31,
	2004	2003	2002

Fair value per share	$2.72	$1.64	$1.75
Dividend yield	6.5%	6.6%	6.0%
Expected volatility	16.3%	15.1%	16.5%
Expected life (in years)	6.9%	6.8	7.4
Risk-free interest rate	4.1%	3.7%	3.6%

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make use of estimates and assumptions that affect amounts reported in the financial statements as well as certain disclosures. Actual results could differ from those estimates.

Per Share Data
Net income per common share - basic is computed using net income available to common shareholders and the weighted average shares outstanding that have been adjusted for the three-for-two share split described in Note 7. Net income per common share - diluted includes the effect of potentially dilutive securities for the periods indicated, as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002

Numerator:
Net income available to common shareholders - basic	$133,911	$97,880	$112,111
Income attributable to operating partnership units	3,798	3,040	2,388
Net income available to common shareholders - diluted	$137,709	$100,920	$114,499

Denominator:
Weighted average shares outstanding - basic	86,171	78,800	77,866
Effect of dilutive securities:
Share options and awards	827	690	492
Operating partnership units	2,513	2,084	1,683
Weighted average shares outstanding - diluted	89,511	81,574	80,041

Options to purchase, in millions: .4, .5 and .6 common shares of beneficial interest in 2004, 2003 and 2002, respectively, were not included in the calculation of net income per common share - diluted as the exercise prices were greater than the average market price for the year.

Statements of Cash Flows - Additional Data
WRI considers all highly liquid investments with original maturities of three months or less as cash equivalents. We issued common shares of beneficial interest valued at $.9 million and $4.2 million in 2004 and 2003, respectively, in exchange for interests in limited partnerships, which had been formed to acquire operating properties. In connection with purchases and construction of property, we assumed debt and accounts payable totaling $148.2 million, $180.2 million and $105.1 million in 2004, 2003 and 2002, respectively, and a $15.5 million capital lease obligation in December 2004. Also, we issued operating partnership units valued at $20.8 million and $9.0 million in 2004 and 2003, respectively, in association with property acquisitions utilizing the DownREIT structure. Cash payments for interest on debt, net of amounts capitalized, of $112.9 million, $84.5 million and $63.1 million were made in 2004, 2003 and 2002, respectively. In satisfaction of obligations under mortgage bonds and notes receivable from WRI Holding, Inc. of $2.9 million, we acquired 9.7 acres of land in July 2004.

Restricted Deposits and Mortgage Escrows
Restricted deposits and mortgage escrows consist of escrow deposits held by lenders primarily for property taxes, insurance and replacement reserves and restricted cash that is held in a qualified escrow account for the purposes of completing like-kind exchange transactions. At December 31, 2004 and 2003, we had $10.6 million and $9.2 million, respectively, held in escrow related to our mortgages.

Reclassifications
Certain reclassifications of prior years’ amounts have been made to conform with the current year presentation. In our Statements of Consolidated Cash Flows for the years ended December 31, 2004, 2003, and 2002, we changed the classification of distributions of income from unconsolidated entities representing a return on investment, changes in restricted deposits and mortgage escrows, changes in accounts payable related to construction of property, and changes in tenant security deposit liabilities. In addition, we changed the classification of Interest Expense of $115.5 million, $88.9 million and $65.9 million in the Statements of Consolidated Income and Comprehensive Income for the years ended December 31, 2004, 2003 and 2002, respectively, from Operating Income to Income from Continuing Operations.

Note 2. Newly Adopted Accounting Pronouncements

In December 2003 the FASB issued Interpretation No. 46R to replace Interpretation No. 46, "Consolidation of Variable Interest Entities." FIN 46R requires a variable interest entity to be consolidated by a company if that company absorbs a majority of the variable interest entity's expected losses, receives a majority of the entity's expected residual returns, or both. It further requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. We have applied FIN 46R to our joint ventures and concluded that it did not require consolidation of additional entities.

In December 2004 the FASB issued SFAS No. 123R, “Share-Based Payment,” which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. This accounting standard focuses primarily on equity transactions with employees and will be effective in our reporting for the quarter ending September 30, 2005. Currently we record compensation expense over the vesting period on awards granted since January 1, 2003. Awards granted prior to January 1, 2003 are not recorded as compensation expense but their impact on net income is disclosed. Under SFAS No. 123R, we will record compensation expense on those awards granted prior to January 1, 2003 as they vest. We believe that the adoption of SFAS No. 123R will not have a material effect on our financial position, results of operations or cash flows.

Note 3. Derivatives and Hedging

We hedge the future cash flows of certain debt transactions, as well as changes in the fair value of our debt instruments, principally through interest rate swaps with major financial institutions. At December 31, 2004, we had ten interest rate swap contracts with an aggregate notional amount of $132.5 million that convert fixed interest payments at rates ranging from 4.2% to 7.4% to variable interest payments. These contracts have been designated as fair value hedges. We have determined that they are highly effective in limiting our risk of changes in the fair value of fixed-rate notes attributable to changes in variable interest rates. The derivative instruments designated as fair value hedges on December 31, 2004 were reported at their fair values as Other Assets, net of accrued interest, of $2.1 million and as Other Liabilities, net of accrued interest, of $1.7 million.

Changes in the market value of fair value hedges, both in the market value of the derivative instrument and in market value of the hedged item, are recorded in earnings each reporting period. For fiscal year 2004 and 2003, these changes in fair market value offset with no impact to earnings.

During 2004 we settled various forward-starting interest rate swaps designed to hedge the cash flow of forecasted interest payments on future debt. These contracts were designated as cash flow hedges and are described in more detail below. Losses on the settlement of these cash flow hedges were recorded to Accumulated Other Comprehensive Loss and are being amortized to interest expense over the life of the hedged item.

As of December 31, 2004, the balance in Accumulated Other Comprehensive Loss relating to derivatives was $3.5 million. Within the next twelve months, we expect to amortize to interest expense approximately $0.3 million of that balance.

In December 2003 we entered into two forward-starting interest rate swaps with an aggregate notional amount of $97.0 million in anticipation of the issuance of fixed-rate medium term notes. These contracts were designated as a cash flow hedge of forecasted interest payments for $100 million of unsecured notes that were ultimately sold in February 2004. Concurrent with the sale of these notes, we settled our $97.0 million forward-starting interest rate swap contracts, resulting in a loss of $.9 million. In January 2004 we entered into four additional forward-starting interest rate swaps designated as cash flow hedges with an aggregate notional amount of $194.0 million in anticipation of the issuance of fixed-rate medium term notes. A medium term note totaling $50 million was issued in January 2004, at which time one of the four forward-starting interest rate swaps with a notional amount of $48.5 million was settled at a loss of $.7 million. An additional medium term note totaling $50 million was issued in March 2004, at which time the second of the four forward-starting interest rate swaps with a notional amount of $48.5 million was settled at a loss of $2.7 million. In the second quarter of 2004, the remaining two forward-starting interest rate swaps with an aggregate notional amount of $97 million were settled concurrent with the issuance of an additional $100 million of medium term notes at a net loss of $.7 million. Each of the losses described above was recorded to Accumulated Other Comprehensive Loss and is being amortized to interest expense over the life of the related medium term notes.

Also, in June 2004 two interest rate swaps designated as cash flow hedges and two interest rate swaps designated as fair value hedges expired.

The interest rate swaps decreased interest expense and increased net income by $3.5 million and $2.3 million in 2004 and 2003, respectively. In 2002 the interest rate swaps increased interest expense and decreased net income by $.8 million. The interest rate swaps decreased the average rate for our debt by .2% for both 2004 and 2003. In 2002 the interest rate swaps increased the average rate by .1%. WRI could be exposed to credit losses in the event of nonperformance by the counter-party; however, management believes the likelihood of such nonperformance is remote.

Note 4. Debt

WRI's debt consists of the following (in thousands):

	December 31,
	2004	2003

Debt payable to 2030 at 4.5% to 8.9%	$1,987,828	$1,510,294
Unsecured notes payable under revolving credit agreements	61,700	259,050
Obligations under capital leases	48,998	33,458
Industrial revenue bonds payable to 2015 at 2.0% to 3.9%	7,422	7,904

Total	$2,105,948	$1,810,706

The grouping of WRI's total debt between fixed and variable-rate as well as between secured and unsecured is summarized below (in thousands):

	December 31,
	2004	2003

As to interest rate (including the effects of interest rate swaps):
Fixed-rate debt	$1,887,342	$1,458,792
Variable-rate debt	218,606	351,914

Total	$2,105,948	$1,810,706

As to collateralization:
Unsecured debt	$1,364,504	$1,216,998
Secured debt	741,444	593,708

Total	$2,105,948	$1,810,706

WRI has a $400 million unsecured revolving credit facility that expires in November 2006, but which allows a one-year extension solely at our option. The facility can be increased by $600 million at our option prior to November 2005. We also have an agreement for an unsecured and uncommitted overnight credit facility totaling $20 million with a bank to be used for cash management purposes. At December 31, 2004, the balance outstanding under the $400 million revolving credit facility was $56.0 million and under the $20 million credit facility was $5.7 million. WRI had letters of credit totaling $14.9 million outstanding under the $400 million revolving credit facility at December 31, 2004. The revolving credit agreements are subject to normal banking terms and conditions and do not adversely restrict our operations or liquidity.

At December 31, 2004, the variable interest rate for notes payable under the $400 million revolving credit agreement was 2.6%. During 2004 the maximum balance and weighted average balance outstanding under both the $400 million and the $20 million revolving credit facilities were $293.1 million and $123.8 million, respectively, at a weighted average interest rate of 2.2%.

During the year ended December 31, 2004, WRI issued a total of $375 million of unsecured fixed-rate medium term notes with a weighted average rate of 5.2%, net of the effect of related interest rate swaps, and a weighted average term of 9.3 years. Proceeds received were used to pay down amounts outstanding under our revolving credit facilities.

In conjunction with acquisitions completed during 2004, we assumed $141 million of nonrecourse debt secured by the related properties. As of December 31, 2004, the balance of this secured debt related to wholly owned properties was $98.4 million which had a weighted average interest rate of 6.9% and a weighted average remaining life of 8.9 years. As of December 31, 2004, the balance of this secured debt related to joint venture or partnership properties in which we participate was $41.2 million which had a weighted average interest rate of 7.0% and a weighted average remaining life of 7.0 years. The cash requirements for all acquisitions in 2004 were initially financed under WRI's revolving credit facilities.

Various leases and properties, and current and future rentals from those leases and properties, collateralize certain debt. At December 31, 2004 and 2003, the carrying value of such property aggregated $1.3 billion and $933.5 million, respectively.

Scheduled principal payments on our debt (excluding $61.7 million due under our revolving credit agreements, $34.2 million of capital leases and $0.4 million market value of rate swaps) are due during the following years (in thousands):

2005	$84,617
2006	60,669
2007	101,112
2008	203,499
2009	101,079
2010	112,379
2011	306,738
2012	292,138
2013	275,883
2014	323,534
2015	99,606
Thereafter	48,373

Various debt agreements contain restrictive covenants, the most restrictive of which requires WRI to maintain a pool of qualifying assets, as defined, of not less than 160% of unsecured debt. Other restrictions include minimum interest and fixed charge coverage ratios, minimum unencumbered interest coverage ratios, minimum net worth requirements and both secured and unsecured debt to total asset value measures. Management believes that WRI is in compliance with all restrictive covenants.

Note 5. Preferred Shares Subject to Mandatory Redemption

Our 7.0% Series C Cumulative Redeemable Preferred Shares fell within the scope of SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," since they were mandatorily redeemable and redemption was through transfer of cash or a variable number of our common shares. Preferred Shares Subject to Mandatory Redemption reported as a liability at December 31, 2003 of $109.4 million represented the redemption value, net of unamortized issuance costs totaling $3.6 million, of the Series C Preferred Shares. These shares were redeemed on April 1, 2004 resulting in the recognition of a $3.6 million loss on early redemption of preferred shares.

Our remaining preferred equity issuances do not fall within the scope of SFAS No. 150. As a result, there were no preferred shares subject to mandatory redemption as of December 31, 2004.

Note 6. Preferred Shares

In July 2004 we issued $72.5 million of depositary shares with each share representing one-hundredth of a Series E Cumulative Redeemable Preferred Share. The depositary shares are redeemable, in whole or in part, for cash on or after July 8, 2009 at our option, at a redemption price of $25 per depositary share, plus any accrued and unpaid dividends thereon. The depositary shares are not convertible or exchangeable for any of our other property or securities. The Series E preferred shares pay a 6.95% annual dividend and have a liquidation value of $2,500 per share. Net proceeds of $70.2 million were utilized to pay down amounts outstanding under our $400 million revolving credit facility.

In April 2003 $75 million of depositary shares were issued with each share representing one-thirtieth of a Series D Cumulative Redeemable Preferred Share. The depositary shares are redeemable, in whole or in part, for cash on or after April 30, 2008 at the option of WRI, at a redemption price of $25 per depositary share, plus any accrued and unpaid dividends thereon. The depositary shares are not convertible or exchangeable for any other property or securities of WRI. The Series D preferred shares pay a 6.75% annual dividend and have a liquidation value of $750 per share. Net proceeds of $73.0 million were used to redeem the 7.44% Series A Cumulative Redeemable Preferred Shares.

Note 7. Common Shares

In February 2004 a three-for-two share split, effected in the form of a 50% share dividend, was declared for shareholders of record on March 16, 2004, payable March 30, 2004. We issued 28.5 million common shares of beneficial interest as a result of the share split. All references to the number of shares and per share amounts have been restated to reflect the share split, and an amount equal to the par value of the number of common shares issued has been reclassified to Common Shares of Beneficial Interest from Accumulated Dividends in Excess of Net Income.

In March 2004 we issued 3.6 million common shares of beneficial interest. Net proceeds to us totaled $118.0 million. The proceeds from this offering were used primarily to redeem our 7.0% Series C Cumulative Redeemable Preferred Shares on April 1, 2004. In August 2004 we issued an additional 3.2 million common shares of beneficial interest. Net proceeds to us totaled $101.9 million. The proceeds from this offering were used to pay down amounts outstanding under our $400 million revolving credit facility.

In October 2003 we issued 1.8 million common shares of beneficial interest. Net proceeds to WRI totaled $50.9 million. In November 2003 we issued an additional 1.5 million common shares of beneficial interest. Net proceeds to WRI totaled $44.5 million. The proceeds from the above offerings were used primarily to redeem our 7.125% Series B Cumulative Redeemable Preferred Shares.

Note 8. Property

WRI's property consisted of the following (in thousands):

	December 31,
	2004	2003

Land	$711,092	$603,972
Land held for development	20,696	21,112
Land under development	18,712	22,459
Buildings and improvements	2,930,845	2,483,414
Construction in-progress	65,551	69,134
Property held for sale	4,711

Total	$3,751,607	$3,200,091

The following carrying charges were capitalized (in thousands):

	Year Ended December 31,
	2004	2003	2002

Interest	$4,992	$6,361	$9,642
Ad valorem taxes	653	945	974

Total	$5,645	$7,306	$10,616

Acquisitions of properties are accounted for utilizing the purchase method (as set forth in SFAS No. 141 and SFAS No. 142) and, accordingly, the results of operations are included in our results of operations from the respective dates of acquisition. We have used estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, buildings on an "as if vacant" basis, and other identifiable intangibles. Other identifiable intangible assets and liabilities associated with our property acquisitions were as follows (in thousands):

	December 31,
	2004	2003

Above-market leases	$9,230	$5,204
Below-market leases	(7,733)	(4,887)
Out-of-market assumed mortgages	(32,894)	(24,420)
Lease origination costs	25,764	12,393

These identifiable intangible assets and liabilities are amortized over the terms of the acquired leases or the remaining lives of the mortgages. The above-market leases are included in Other Assets, the below-market leases and out-of-market assumed mortgages are included in Other Liabilities and Unamortized Debt and Lease Costs include the lease origination costs. The amortization expense of above-market leases, which is recorded in Revenues-Rentals, was $1.2 million and $.3 million in 2004 and 2003, respectively. The estimated amortization of this intangible asset for each of the next five years is $1.5 million in 2005, $1.4 million in 2006, $1.3 million in 2007, $1.1 million in 2008 and $1.0 million in 2009. The amortization expense of lease origination costs, which is recorded in Depreciation and Amortization, was $4.3 million and $.9 million in 2004 and 2003, respectively. The estimated amortization of this intangible asset for each of the next five years is $4.0 million in 2005, $4.4 million in 2006, $3.7 million in 2007, $2.8 million in 2008 and $2.3 million in 2009.

During 2004 we invested $511.2 million in the acquisition of operating properties. Of this total, $481.9 million was invested in 21 shopping centers (which includes the purchase of our partners' interest in four of our existing centers), $4.0 million was invested in two industrial projects, and an additional $25.3 million was invested in five retail properties, each through a 50%-owned unconsolidated joint venture. These combined acquisitions added 3.6 million square feet to our portfolio.

In 2004 WRI acquired land, either directly or through its interests in joint ventures, at three separate locations for the development of three retail shopping centers. During 2004 we invested $39.8 million in new developments.

Impairment loss of $3.6 million relates to a parcel of land held for development in Houston, Texas, which was sold in December 2004, and one retail property in Houston and one retail property in Port Arthur, Texas. The estimated holding period and the estimated future cash flows to be generated from these assets were revised which resulted in the impairment losses.

Note 9. Discontinued Operations

In 2004 we sold three retail and two industrial properties located in College Station (1) and Houston (4), Texas. Also, a free-standing building in Oklahoma City was sold. In 2003, we sold five retail properties located in San Antonio (1), McKinney (1), Nacogdoches (1) and Houston (2), Texas. Also, in 2003 a warehouse building in Memphis, Tennessee and a retail building in Houston, Texas were sold. The operating results and the gain on sale of these properties have been reclassified and reported as discontinued operations in the Statements of Consolidated Income and Comprehensive Income in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Included in the Consolidated Balance Sheet at December 31, 2003 was $23.7 million of Property and $13.8 million of Accumulated Depreciation associated with the 2004 dispositions.

Subsequent to year-end, two retail properties located in Houston, Texas were sold that were classified as held for sale at December 31, 2004. In 2005 several additional properties were sold including five shopping centers, one industrial property and a vacant retail building, all located in Texas, as well as one industrial property in Las Vegas, Nevada. The operating results of these properties have been reclassified and reported as discontinued operations in the Statements of Consolidated Income and Comprehensive Income. Included in the Consolidated Balance Sheet at December 31, 2004 is $51.0 million of Property, of which $4.7 million was reported as property held for sale, and $13.6 million of Accumulated Depreciation associated with all of the 2005 dispositions.

The discontinued operations reported in 2004 and 2003 had no debt that was required to be repaid upon their disposition. In addition, we elected not to allocate other consolidated interest to discontinued operations since the interest savings to be realized from the proceeds of the sale of these operations was not material.

Note 10. Related Party Transactions

At December 31, 2003, we had mortgage bonds and notes receivable from WRI Holdings, Inc. of $2.8 million, net of deferred gain of $3.0 million. Unimproved land collateralized these receivables. We shared certain directors and were under common management with WRI Holdings, Inc. On July 20, 2004, the shareholders of WRI Holdings, Inc. adopted a Plan of Dissolution and transferred 9.7 acres of land in Conroe, Texas, the only remaining asset, to us in satisfaction of its obligations under the bonds and notes. The land was recorded at the net carrying value of the mortgage bonds and notes. The estimated fair market value of the land is in excess of this carrying value.

WRI owns interests in several joint ventures and partnerships. Notes receivable from these entities bear interest ranging from 4.1% to 10% at December 31, 2004, are due at various dates through 2028 and are generally secured by real estate assets. WRI recognized interest income on these notes as follows, in millions: $.8 in 2004; $.5 in 2003 and $.3 in 2002.

Note 11. Investment in Real Estate Joint Ventures

WRI owns interests in joint ventures where we do not exercise financial and operating control. These ventures are accounted for under the equity method since WRI exercises significant influence. Our interests in these joint ventures and limited partnerships range from 20% to 75% and, with the exception of one partnership which owns seven industrial properties, each venture owns a single real estate asset. Combined condensed financial information of these ventures (at 100%) is summarized as follows (in thousands):

	December 31,
	2004	2003

Combined Balance Sheets

Property	$248,397	$229,285
Accumulated depreciation	(25,746)	(26,845)
Property - net	222,651	202,440

Other assets	25,723	15,088

Total	$248,374	$217,528

Debt	$116,847	$92,839
Amounts payable to WRI	17,469	35,062
Other liabilities	8,189	4,729
Accumulated equity	105,869	84,898

Total	$248,374	$217,528

	Year Ended December 31,
	2004	2003	2002

Combined Statements of Income

Revenues	$32,117	$24,572	$25,094

Expenses:
Interest	6,819	6,212	6,311
Depreciation and amortization	7,445	4,730	4,902
Operating	5,041	3,586	3,430
Ad valorem taxes	3,645	3,238	3,220
General and administrative	395	81	44

Total	23,345	17,847	17,907

Gain (loss) on sale of properties	(182)	1,016
Net income	$8,590	$7,741	$7,187

Our investment in real estate joint ventures, as reported on the balance sheets, differs from our proportionate share of the joint ventures' underlying net assets due to basis differentials, which arose upon the transfer of assets from WRI to the joint ventures. This basis differential, which totaled $5.0 and $4.8 million at December 31, 2004 and 2003, respectively, is generally depreciated over the useful lives of the related assets.

Fees earned by WRI for the management of these joint ventures totaled, in millions, $.6 in 2004 and 2003 and $.5 in 2002.

In April 2004 we acquired our joint venture partners' interest in four of our existing shopping centers, of which three are located in Texas and one in New Mexico. Also, in April 2004 we acquired an interest in three retail properties located in McAllen, Texas each through a 50%-owned unconsolidated joint venture. In June 2004 a 50%-owned unconsolidated joint venture acquired an interest in a retail property located in Fenton, Missouri (a suburb of St. Louis). In July 2004 a 25%-owned limited liability company commenced construction on Heritage Station, a 69,000 square foot shopping center in Wake Forest, North Carolina. In August 2004 a 41%-owned limited liability company commenced construction on Glenwood Meadows, a 402,000 square foot shopping center in Glenwood Springs, Colorado. In November 2004 a 50%-owned unconsolidated joint venture acquired an interest in a 15,000 square foot building located in McAllen, Texas.

In April 2003 a 38%-owned limited partnership commenced construction on a 116,000 square foot center in Denver, Colorado. In July 2003 a 20%-owned limited partnership commenced construction on a 300,000 square foot state-of-the-art distribution warehouse, which is located in Houston, Texas. In August 2003 a 50%-owned joint venture sold a shopping center in Lake Charles, Louisiana resulting in a gain of $1.0 million. In October 2003 a 40%-owned joint venture acquired a shopping center in Highlands Ranch, Colorado.

Note 12. Federal Income Tax Considerations

Federal income taxes are not provided because WRI qualifies as a REIT under the provisions of the Internal Revenue Code. Shareholders of WRI include their proportionate taxable income in their individual tax returns. As a REIT, we must distribute at least 90% of our ordinary taxable income to our shareholders and meet certain income source and investment restriction requirements.

Taxable income differs from net income for financial reporting purposes principally because of differences in the timing of recognition of interest, ad valorem taxes, depreciation, rental revenue and pension expense. As a result of these differences, the book value of our net fixed assets exceeds the tax basis by $64.2 million at December 31, 2004.

For federal income tax purposes, the cash dividends distributed to common shareholders are characterized as follows:

	2004	2003	2002

Ordinary income	84.0%	91.0%	97.1%
Return of capital (generally nontaxable)	7.1	8.7
Capital gain distributions	8.9	0.3	2.9

Total	100.0%	100.0%	100.0%

WRI has two taxable REIT subsidiaries that are subject to federal, state, and local income tax. A minimal provision for federal income taxes was made in 2004; no provision was required in 2003 or 2002. Only minimal state income taxes were paid in these periods.

Note 13. Leasing Operations

WRI's lease terms range from less than one year for smaller tenant spaces to over twenty-five years for larger tenant spaces. In addition to minimum lease payments, most of the leases provide for contingent rentals (payments for taxes, maintenance and insurance by lessees and an amount based on a percentage of the tenants' sales). Future minimum rental income from noncancelable tenant leases at December 31, 2004, in millions, is: $393.9 in 2005; $343.5 in 2006; $286.9 in 2007; $234.7 in 2008; $187.7 in 2009 and $817.3 thereafter. The future minimum rental amounts do not include estimates for contingent rentals. Such contingent rentals, in millions, aggregated $101.3 in 2004; $82.1 in 2003 and $72.5 in 2002.

Note 14. Commitments and Contingencies

On certain properties, WRI leases from the landowners and then subleases these properties to other parties. Future minimum rental payments under these operating leases, in millions, are: $1.5 in 2005; $1.4 in 2006; $1.2 in 2007; $1.1 in 2008; $1.0 in 2009; and $27.2 thereafter. Future minimum rental payments on these leases have not been reduced by future minimum sublease rentals aggregating $20.5 million through 2044 that are due under various noncancelable subleases. Rental expense (including insignificant amounts for contingent rentals) for operating leases was, in millions: $2.7 in 2004; $2.8 in 2003 and $2.7 in 2002. Sublease rental revenue (excluding amounts for improvements constructed by WRI on the leased land) from these leased properties was as follows, in millions: $3.5 in 2004; $3.2 in 2003 and $3.0 in 2002.

Property under capital leases, consisting of five shopping centers, aggregated $41.5 million and $29.1 million at December 31, 2004 and 2003, respectively, and is included in buildings and improvements. Amortization of property under capital leases is included in depreciation and amortization expense. Future minimum lease payments under these capital leases total $75.3 million, with annual payments due, in millions, of $17.6 million in 2005; $2.0 in each of 2006 and 2007; $2.1 in each of 2008 and 2009; and $49.5 thereafter. The amount of these total payments representing interest is $26.3 million. Accordingly, the present value of the net minimum lease payments was $49.0 million at December 31, 2004.

WRI participates in eight ventures that use the DownREIT structure that have properties in Arkansas, California, Georgia, North Carolina, Texas and Utah. WRI, as general partner, exercises operating and financial control of the ventures and consolidates their operations in the accompanying consolidated financial statements. These ventures allow the outside limited partners to put their interest to the partnership for WRI common shares of beneficial interest or an equivalent amount in cash. WRI may acquire any limited partnership interests that are put to the partnership and has the option to settle the put in cash or a fixed number of WRI common shares. In 2004 WRI issued common shares of beneficial interest valued at $.9 million in exchange for certain of these limited partnership interests.

WRI expects to invest approximately $16 million in 2005 to complete construction of five properties under various stages of development.

WRI is involved in various matters of litigation arising in the normal course of business. While WRI is unable to predict with certainty the amounts involved, WRI's management and counsel are of the opinion that, when such litigation is resolved, WRI's resulting liability, if any, will not have a material effect on WRI's consolidated financial statements.

Note 15. Bankruptcy Remote Properties

We had 52 properties, having a net book value of approximately $940.3 million at December 31, 2004 (collectively the "Bankruptcy Remote Properties," and each a "Bankruptcy Remote Property"), which were wholly owned by various "Bankruptcy Remote Entities." Each Bankruptcy Remote Entity was either a direct or an indirect subsidiary of us. The assets of each Bankruptcy Remote Entity, including the respective Bankruptcy Remote Property or Properties owned by each, were owned by that Bankruptcy Remote Entity alone and were not available to satisfy claims that any creditor may have against us, our affiliates, or any other person or entity. No Bankruptcy Remote Entity has agreed to pay or make its assets available to pay our creditors, any of its affiliates, or any other person or entity. Neither we nor any of our affiliates have agreed to pay or make its assets available to pay creditors of any Bankruptcy Remote Entity (other than any agreement by a Bankruptcy Remote Entity to pay its own creditors). No affiliate of any Bankruptcy Remote Entity has agreed to pay or make its assets available to pay creditors of any other Bankruptcy Remote Entity.

The accounts of the Bankruptcy Remote Entities are included in our consolidated financial statements because we exercise financial and operating control over each of these entities.

Note 16. Fair Value of Financial Instruments

The fair value of WRI's financial instruments was determined using available market information and appropriate valuation methodologies as of December 31, 2004. Unless otherwise described below, all other financial instruments are carried at amounts which approximate their fair values.

Based on rates currently available to WRI for debt with similar terms and average maturities, fixed-rate debt with carrying values of $1.9 billion and $1.5 billion have fair values of approximately $2.0 billion and $1.6 billion at December 31, 2004 and 2003, respectively. The fair value of WRI's variable-rate debt approximates its carrying values of $218.6 million and $351.9 million at year-end 2004 and 2003, respectively.

Note 17. Share Options and Awards

In 1988 WRI adopted its Share Option Plan that provided for the issuance of options and share awards up to a maximum of 1.6 million common shares. This plan expired in December 1997 but some awards made pursuant to it remain outstanding as of December 31, 2004. In 1992 WRI adopted its Employee Share Option Plan that grants 100 share options to every employee of WRI, excluding officers, upon completion of each five-year interval of service. This plan expires in 2012 and provides options for a maximum of 225,000 common shares. Options granted under this plan are exercisable immediately. For both of these plans options are granted to employees of WRI at an exercise price equal to the quoted fair market value of the common shares on the date the options are granted and expire upon termination of employment or ten years from the date of grant.

In 1993 WRI adopted its Incentive Share Option Plan that provided for the issuance of up to 3.9 million common shares, either in the form of restricted shares or share options. This plan expired in 2002 but some awards made pursuant to it remain outstanding as of December 31, 2004. The share options granted to nonofficers vest over a three-year period beginning after the grant date, and for officers vest over a seven-year period beginning two years after the grant date. Restricted shares under this plan have multiple vesting periods. Prior to 2000, restricted shares generally vested over a ten-year period. Effective in 2000, the vesting period became five years. In addition, the vesting period for these restricted shares can be accelerated based on appreciation in the market share price. In 2004 and 2003, the vesting of certain restricted shares was accelerated due to appreciation in the market price for WRI shares, resulting in additional compensation expense of $.3 million and $.7 million in 2004 and 2003, respectively. Since restricted shares are issued at no cost to the employee, compensation expense, excluding the effect of accelerated vesting, was as follows, in millions: $.1 in 2004, $.5 in 2003 and $.7 in 2002.

In 2001 WRI adopted its Long-term Incentive Plan for the issuance of options and share awards up to a maximum of 2.3 million common shares. This plan expires in 2011. In December 2004 and 2003, .4 million and .5 million share options were granted. The share options granted to nonofficers vest over a three-year period beginning after the grant date and, for officers, over a five-year period after the grant date. Compensation expense related to restricted shares granted to officers and trust managers totaled $.5 million in 2004 for this plan.

Following is a summary of the option activity for the three years ended December 31, 2004:

	Shares	Weighted
	Under	Average
	Option	Exercise Price

Outstanding, January 1, 2002	3,082,719	$18.58
Granted	592,176	24.39
Canceled	(49,974)	19.89
Exercised	(564,683)	16.79
Outstanding, December 31, 2002	3,060,238	19.99
Granted	499,083	30.01
Canceled	(7,800)	22.28
Exercised	(458,985)	17.38
Outstanding, December 31, 2003	3,092,536	22.01
Granted	380,071	39.69
Canceled	(13,000)	23.40
Exercised	(447,817)	18.42
Outstanding, December 31, 2004	3,011,790	$24.77

The number of share options exercisable at December 31, 2004, 2003 and 2002 was, in millions: 1.1, 1.0, and 1.2, respectively. The weighted average fair value per share of options granted during 2004, 2003 and 2002 was $2.72, $1.64, and $1.75, respectively. There were 1.4 million common shares available for the future grant of options or awards at December 31, 2004.

The following table summarizes information about share options outstanding and exercisable at December 31, 2004:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Number	Life	Price	Number	Price

$16.89 - $24.58	2,150,390	6.00 years	$20.95	945,934	$19.10

$24.59 - $30.09	484,681	9.00 years	$30.09	111,873	$30.09

$30.10 - $39.75	376,719	9.92 years	$39.75

Total	3,011,790	6.97 years	$24.77	1,057,807	$20.71

Note 18. Employee Benefit Plans

WRI has a Savings and Investment Plan pursuant to which eligible employees may elect to contribute from 1% of their salaries to the maximum amount established annually by the Internal Revenue Service. Employee contributions are matched by WRI at the rate of $.50 per $1.00 for the first 6% of the employee's salary. The employees vest in the employer contributions ratably over a six-year period. Compensation expense related to the plan was $.6 million in 2004 and $.5 million in both 2003 and 2002.

WRI also has an Employee Share Purchase Plan under which .6 million of WRI common shares have been authorized. These shares, as well as common shares purchased by WRI on the open market, are made available for sale to employees at a discount of 15%. Shares purchased by the employee under the plan are restricted from being sold for two years from the date of purchase or until termination of employment with WRI. A total of 20,671, 19,220, and 23,033 shares were purchased by employees at an average price of $28.27, $23.54, and $20.08 during 2004, 2003 and 2002, respectively.

In December 2003 FASB issued SFAS No. 132R, "Employers' Disclosures about Pensions and Other Postretirements Benefits." SFAS No. 132R revises employers' disclosures about pension plans and other postretirement benefit plans to include disclosures of the amount of net periodic benefit cost and the total amount of employers' contributions made.

Effective April 1, 2002, WRI converted a noncontributory pension plan to a noncontributory cash balance retirement plan ("Retirement Plan") under which each participant received an actuarially determined opening balance. Annual additions to each participant's account include a service credit ranging from 3-5% of compensation, depending on years of service, and an interest credit based on the ten-year US Treasury Bill rate. Vesting generally occurs after five years of service. Certain participants were grandfathered under the prior pension plan formula. In addition to the plan described above, effective September 1, 2002, we established a separate and independent nonqualified supplemental retirement plan ("SRP") for officers of WRI, the assets of which are held in a grantor trust. This unfunded plan provides benefits in excess of the statutory limits of WRI's noncontributory cash balance retirement plan. Reconciliation of the benefit obligation, plan assets at fair value, funded status of both plans and net amount recognized are as follows (in thousands):

	2004	2003

Benefit obligation at beginning of year	$23,216	$19,768
Service cost	2,004	1,729
Interest cost	1,756	1,448
Actuarial loss	730	704
Benefit payments	(499)	(433)
Benefit obligation at end of year	$27,207	$23,216

Fair value of plan assets at beginning of year	$11,389	$9,183
Actual return on plan assets	1,279	2,089
Employer contributions	850	550
Benefit payments	(499)	(433)
Fair value of plan assets at end of year	$13,019	$11,389

Funded status	$(14,188)	$(11,827)
Unrecognized actuarial loss	3,048	2,680
Unrecognized prior service cost	(1,023)	(1,151)
Pension liability	$(12,163)	$(10,298)

Amounts recognized in the Consolidated Balance Sheets:
Accrued benefit liability	$(13,366)	$(10,911)
Accumulated other comprehensive loss	1,203	613
Net amount recognized	$(12,163)	$(10,298)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were as follows (in thousands): $27,207, $26,386, and $13,019, respectively, as of December 31, 2004, and $23,216, $22,301, and $11,389, respectively, as of December 31, 2003.

The components of net periodic benefit cost for both plans are as follows (in thousands):

	2004	2003	2002

Service cost	$2,004	$1,729	$384
Interest cost	1,756	1,448	807
Expected return on plan assets	(1,028)	(807)	(961)
Prior service cost	(128)	(128)	(128)
Recognized loss	110	224

Total	$2,714	$2,466	$102

The assumptions used to develop periodic expense for both plans are shown below:

	2004	2003	2002

Discount rate	6.25%	6.50%	7.50%
Salary scale increases - Retirement Plan	4.00%	4.00%	5.00%
Salary scale increases - SRP	5.00%	5.00%	5.00%
Long-term rate of return on assets	8.75%	8.75%	9.00%

The selection of the discount rate follows the guidance provided in SFAS No. 87, "Employers' Accounting for Pensions." The selection of the discount rate is made annually after comparison to yields based on high quality fixed-income investments. The salary scale is the composite rate which reflects anticipated inflation, merit increases, and promotions for the group of covered participants. The long-term rate of return is a composite rate for the trust. It is derived as the sum of the percentages invested in each principal asset class included in the portfolio multiplied by their respective expected rates of return. WRI considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This analysis resulted in the selection of 8.75% as the long-term rate of return assumption for 2004.

The assumptions used to develop the actuarial present value of the benefit obligations for both plans are shown below:

	2004	2003	2002

Discount rate	6.00%	6.25%	6.50%
Salary scale increases - Retirement Plan	4.00%	4.00%	4.00%
Salary scale increases - SRP	5.00%	5.00%	5.00%

The minimum contribution expected to be paid for both plans by WRI during 2005 is approximately $1.8 million. The expected benefit payments for the next ten years for both plans are as follows, in millions: $.5 in 2005; $5.2 in 2006; $.7 in each of 2007, 2008 and 2009; and $5.5 thereafter.

The measurement dates of both plans were December 31, 2004 and December 31, 2003. The participant data used in determining the liabilities and costs was collected as of January 1, 2004.

The fair value of the major categories of plan assets as provided by the plan trustee was as follows (in thousands):

	As of December 31, 2004

Cash and short-term investments	$376	3%
Mutual funds - equity	9,463	73
Mutual funds - fixed income	3,180	24

Total	$13,019	100%

WRI's investment policy and strategy for plan assets require that plan assets be allocated based on a "Broad Market Diversification" model. Approximately 70% of plan assets are allocated to equity investments and 30% to fixed income investments. On a semi-annual basis, the plan assets are rebalanced to maintain this asset allocation. Selected investment funds are monitored as reasonably necessary to permit the WRI Investment Committee to evaluate any material changes to the investment fund's performance.

WRI also has a deferred compensation plan for eligible employees allowing them to defer portions of their current compensation. Amounts deferred are reported as compensation expense in the year service is rendered. The amounts are deposited in a grantor trust and invested based on the employee’s investment selections from a mix of assets similar to the noncontributory cash balance retirement plan.

Note 19. Segment Information

The operating segments presented are the segments of WRI for which separate financial information is available, and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. WRI evaluates the performance of its operating segments based on net operating income that is defined as total revenues less operating expenses and ad valorem taxes. Management does not consider the effect of gains or losses from the sale of property in evaluating ongoing operating performance.

The shopping center segment is engaged in the acquisition, development and management of real estate, primarily anchored neighborhood and community shopping centers located in Arizona, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Maine, Mississippi, Missouri, Nevada, New Mexico, North Carolina, Oklahoma, Tennessee, Texas and Utah. The customer base includes supermarkets, discount retailers, drugstores and other retailers who generally sell basic necessity-type commodities. The industrial segment is engaged in the acquisition, development and management of bulk warehouses and office/service centers. Its properties are located in California, Florida, Georgia, Nevada, Tennessee and Texas, and the customer base is diverse. Included in "Other" are corporate-related items, insignificant operations and costs that are not allocated to the reportable segments.

Information concerning WRI's reportable segments is as follows (in thousands):

	Shopping
	Center	Industrial	Other	Total

2004
Revenues	$447,382	$45,872	$2,404	$495,658
Net operating income	327,952	32,679	1,484	362,115
Equity in earnings of joint ventures, net	5,441	96	(153)	5,384
Investment in real estate joint ventures	46,861	539	982	48,382
Total assets	2,897,772	288,480	284,066	3,470,318
Capital expenditures	579,912	12,089	2,793	594,794

2003
Revenues	$363,330	$40,616	$2,221	$406,167
Net operating income	266,755	29,192	1,497	297,444
Equity in earnings of joint ventures, net	4,642	118	(79)	4,681
Investment in real estate joint ventures	34,796		289	35,085
Total assets	2,397,273	295,611	230,210	2,923,094
Capital expenditures	429,666	105,773	1,914	537,353

2002
Revenues	$314,218	$34,209	$2,005	$350,432
Net operating income	230,080	23,403	1,497	254,980
Equity in earnings of joint ventures, net	3,666	314	(50)	3,930
Investment in real estate joint ventures	30,812		269	31,081
Total assets	2,075,764	212,189	135,288	2,423,241
Capital expenditures	374,864	6,395	7,752	389,011

Net operating income reconciles to Income from Continuing Operations as shown on the Statements of Consolidated Income and Comprehensive Income as follows (in thousands):

	2004	2003	2002

Total segment net operating income	$362,115	$297,444	$254,980
Less:
Depreciation and amortization	114,357	90,767	74,887
General and administrative	16,122	13,820	11,148
Impairment loss	3,550
Interest expense	115,506	88,871	65,863
Loss on redemption of preferred shares	3,566	2,739
Equity in earnings of joint ventures, net	(5,384)	(4,681)	(3,930)
Income allocated to minority interests	4,928	2,723	3,553
Gain on sale of properties	(1,535)	(714)	(188)
Income from Continuing Operations	$111,005	$103,919	$103,647

Note 20. Quarterly Financial Data (Unaudited)

Summarized quarterly financial data is as follows (in thousands, except per share amounts that reflect the three-for-two share split in March 2004):

	First	Second		Third		Fourth

2004:
Revenues	$114,640	$121,105		$127,351		$132,562
Net income available to common shareholders	27,143	35,917	(1)	28,810		42,041	(2)
Net income per common share - basic	0.33	0.42	(1)	0.33		0.47	(2)
Net income per common share - diluted	0.32	0.42	(1)	0.33		0.46	(2)

2003:
Revenues	$94,441	$99,556		$103,867		$108,303
Net income available to common shareholders	24,969	21,060	(3)	28,381	(2)	23,470	(3)
Net income per common share - basic	0.32	0.27	(3)	0.36	(2)	0.29	(3)
Net income per common share - diluted	0.32	0.27	(3)	0.36	(2)	0.29	(3)

(1) The change was primarily the result of gains on the sale of properties, offset by the noncash charges for the redemption of preferred shares and the impairment loss during the quarter.
(2) The change was primarily the result of gains on the sale of properties during the quarter.
(3) The change was primarily the result of noncash charges for the redemption of preferred shares during the quarter.

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